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         [LETTERHEAD OF LARRSON, WOODYARD & HENSON, LLP APPEARS HERE]

March 27, 1998





The Board of Directors
Community Financial Corp.
240 East Chestnut
Olney, Illinois 62450


We consent to incorporation by reference in the registration statements (No. 33-92534 and 333-322) on Form S-8 of Community Financial Corp. of our report dated January 28, 1998, relating to the consolidated statements of financial condition of Community Financial Corp. and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Community Financial Corp.


/s/ LARSSON, WOODYARD & HENSON, LLP

March 27, 1997